Exhibit 99.1

REALOGY REPORTS RESULTS FOR SECOND QUARTER 2009

PARSIPPANY, N.J., August 11, 2009 – Realogy Corporation, a global provider of real estate and relocation services, today reported results for the second quarter of 2009. The Company had second quarter 2009 net revenue of $1.0 billion, a net loss of $15 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $185 million. Realogy generated $172 million of cash flow from operations in the first half of 2009 – a year-over-year improvement of $246 million – and, as of June 30, 2009, had $356 million of readily available cash.

Realogy’s EBITDA for the period was positively affected by $36 million of legacy items net of restructuring charges, including $49 million from the prepayment of a receivable from Wright Express.

“While the rate of decline in home sales is slowing and there are emerging positive signals, given the macroeconomic headwinds it is premature to conclude that the housing market has started its rebound,” said Realogy Chief Executive Officer Richard A. Smith. “That said, long term we remain bullish on housing and are very well positioned to capitalize on its eventual recovery.”

In the second quarter, Realogy’s core business drivers continued to reflect a weak overall housing market. On a year-over-year basis, the Realogy Franchise Group (RFG) and NRT, the Company’s owned brokerage unit, saw transaction sides decline by 8 percent and 9 percent, respectively. RFG’s average home sales price decreased 15 percent for the quarter while NRT’s average sales price declined 24 percent. Particularly for NRT, the decrease in average sales price was driven largely by a shift in the mix of business away from higher price-points.

“Our variable and fixed cost savings in the second quarter helped to largely offset year-over-year revenue declines of approximately $370 million,” said Chief Financial Officer Anthony E. Hull. “We have worked diligently to create efficiencies and act upon cost-saving opportunities within our businesses, and we will continue to do so.”

Covenant Compliance

As of June 30, 2009, the Company’s senior secured leverage ratio was 5.1 to 1. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $3.4 billion at June 30, 2009 and dividing it by the Company’s Adjusted EBITDA of $655 million for the 12 months ended June 30, 2009. (Please see Table 4a for a reconciliation of net loss to EBITDA, Table 5 for a reconciliation of net loss to Adjusted EBITDA and Table 6 for the definition of non-GAAP financial measures.)

Realogy Reports Results for Second Quarter 2009	Page 2

Balance Sheet Information as of June 30, 2009:

As of June 30, 2009, Realogy had a net revolver debt balance of $254 million, which consists of the $610 million revolver drawn less $356 million of readily available cash, the latter of which is included in cash and cash equivalents of $388 million. A complete balance sheet is included as Table 2 of this press release.

Investor Webcast

Realogy will hold a Webcast to review its second quarter 2009 results at 5:00 p.m. (ET) today. The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from August 11 through August 25.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,400 offices and 270,000 sales associates doing business in 93 countries around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; constraints on sources of liquidity; our ability to comply with the affirmative and negative covenants contained in our debt agreements; continuing adverse developments in the residential real estate markets; the final resolution or outcomes with respect to Cendant’s contingent liabilities, including contingent tax liabilities; continuing adverse developments in general business, economic and political conditions, including reduced availability of credit and the instability of financial markets in the U.S. and abroad, substantial volatility in the equity or bond markets, and changes in short-term or long-term

Realogy Reports Results for Second Quarter 2009	Page 3

interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; a continuing drop in consumer confidence and/or the impact of the recession and the related high levels of unemployment in the U.S. and abroad; our failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions; our failure to maintain or acquire franchisees and brands or the inability of franchisees to survive the current real estate downturn; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and “Forward-Looking Statements” in our Form 10-Q for the quarter ended June 30, 2009 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Realogy Reports Results for Second Quarter 2009	Page 4

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Gross commission income	$746	$1,040	$1,218	$1,788
Service revenue	161	208	295	392
Franchise fees	72	91	122	164
Other	39	50	80	96

Net revenues	1,018	1,389	1,715	2,440

Expenses
Commission and other agent-related costs	477	685	769	1,171
Operating	313	422	641	851
Marketing	45	60	86	115
General and administrative	53	55	116	118
Former parent legacy costs (benefit), net	(46)	(7)	(42)	(1)
Restructuring costs	10	14	44	23
Merger costs	—	—	—	2
Depreciation and amortization	48	55	99	111
Interest expense/(income), net	147	152	291	316
Other (income)/expense, net	(11)	—	(10)	—

Total expenses	1,036	1,436	1,994	2,706

Loss before income taxes, equity in earnings and noncontrolling interest	(18)	(47)	(279)	(266)
Income tax expense (benefit)	5	(19)	7	(102)
Equity in earnings of unconsolidated entities	(8)	(1)	(12)	(4)

Net loss	$(15)	$(27)	$(274)	$(160)

Realogy Reports Results for Second Quarter 2009	Page 5

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$388	$437
Trade receivables (net of allowance for doubtful accounts of $72 and $46)	151	140
Relocation receivables	499	765
Relocation properties held for sale	3	22
Deferred income taxes	27	92
Due from former parent	3	3
Other current assets	106	112

Total current assets	1,177	1,571

Property and equipment, net	232	276
Goodwill	2,575	2,572
Trademarks	732	732
Franchise agreements, net	3,009	3,043
Other intangibles, net	467	480
Other non-current assets	233	238

Total assets	$8,425	$8,912

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$142	$133
Securitization obligations	442	703
Due to former parent	560	554
Revolving credit facility and current portion of long-term debt	642	547
Accrued expenses and other current liabilities	492	513

Total current liabilities	2,278	2,450

Long-term debt	6,233	6,213
Deferred income taxes	767	826
Other non-current liabilities	152	163

Total liabilities	9,430	9,652

Commitments and contingencies

Stockholder’s deficit:
Common stock	—	—
Additional paid-in capital	2,016	2,013
Accumulated deficit	(2,983)	(2,709)
Accumulated other comprehensive loss	(39)	(46)

Total Realogy stockholder’s deficit	(1,006)	(742)

Noncontrolling interest	1	2

Total stockholder’s deficit	(1,005)	(740)

Total liabilities and stockholder’s deficit	$8,425	$8,912

Realogy Reports Results for Second Quarter 2009	Page 6

Table 3

REALOGY CORPORATION

KEY DRIVERS

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Real Estate Franchise Services (a)
Closed homesale sides	259,476	282,333	(8)%	437,708	491,646	(11)%
Average homesale price	$188,489	$221,351	(15)%	$186,199	$218,351	(15)%
Average homesale broker commission rate	2.57%	2.52%	5 bps	2.57%	2.51%	6 bps
Net effective royalty rate	5.10%	5.10%	- bps	5.12%	5.08%	4 bps
Royalty per side	$256	$294	(13)%	$255	$289	(12)%

Company Owned Real Estate Brokerage Services
Closed homesale sides	72,362	79,823	(9)%	119,861	133,871	(10)%
Average homesale price	$378,870	$497,203	(24)%	$369,743	$509,059	(27)%
Average homesale broker commission rate	2.52%	2.48%	4 bps	2.53%	2.47%	6 bps
Gross commission income per side	$10,292	$12,981	(21)%	$10,140	$13,322	(24)%

Relocation Services
Initiations	33,074	42,439	(22)%	60,751	75,194	(19)%
Referrals	17,349	20,943	(17)%	28,068	34,875	(20)%

Title and Settlement Services
Purchase title and closing units	28,148	32,938	(15)%	46,959	56,947	(18)%
Refinance title and closing units	22,693	10,504	116%	42,625	21,775	96%
Average price per closing unit	$1,255	$1,535	(18)%	$1,236	$1,485	(17)%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Second Quarter 2009	Page 7

Table 4a

REALOGY CORPORATION

SELECTED 2009 QUARTERLY FINANCIAL DATA

(In millions)

	For The Three Months Ended March 31, 2009	For The Three Months Ended June 30, 2009
Revenue
Real Estate Franchise Services	$105	$143
Company Owned Real Estate Brokerage Services	491	764
Relocation Services	71	80
Title and Settlement Services	68	88
Corporate and Other (a)	(38)	(57)

	$697	$1,018

EBITDA (b)
Real Estate Franchise Services	$44	$85
Company Owned Real Estate Brokerage Services	(84)	24
Relocation Services	—	72
Title and Settlement Services	(5)	12
Corporate and Other	(17)	(8)

Total	$(62)	$185

Depreciation and Amortization	51	48
Interest, Net	144	147
Income Tax Expense/(Benefit)	2	5

Net Loss	$(259)	$(15)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million and $57 million for the three months ended March 31, 2009 and June 30, 2009, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009 and June 30, 2009, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2009, compared to $10 million of restructuring costs offset by a benefit of $46 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $9 million of expenses recorded at Corporate) for the three months ended June 30, 2009.

	For the three months ended March 31, 2009	For the three months ended June 30, 2009
Real Estate Franchise Services	$1	$1
Company Owned Real Estate Brokerage
Services	25	5
Relocation Services	5	(52)
Title and Settlement Services	1	1
Corporate and Other	6	9

Total	$38	$(36)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended June 30, 2009 was as follows: RFG $86 million, NRT $29 million, Cartus $20 million, TRG $13 million, and Corporate $1 million.

Realogy Reports Results for Second Quarter 2009	Page 8

Table 4b

REALOGY CORPORATION

SELECTED 2008 QUARTERLY FINANCIAL DATA

(In millions)

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008
Revenue (a)
Real Estate Franchise Services	$152	$185	$172	$133
Company Owned Real Estate Brokerage Services	767	1,061	1,026	707
Relocation Services	108	124	129	90
Title and Settlement Services	81	94	84	63
Corporate and Other (d)	(57)	(75)	(70)	(49)

	$1,051	$1,389	$1,341	$944

EBITDA (b) (c)
Real Estate Franchise Services	$80	$109	$98	$(884)
Company Owned Real Estate Brokerage Services (e)	(60)	26	(9)	(226)
Relocation Services	—	23	39	(319)
Title and Settlement Services	(2)	5	9	(315)
Corporate and Other (d)	(14)	(2)	(8)	1

Total	$4	$161	$129	$(1,743)

Depreciation and Amortization	56	55	54	54
Interest, Net	164	152	152	156
Income Tax Benefit	(84)	(19)	(27)	(250)

Net Loss	$(132)	$(27)	$(50)	$(1,703)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $57 million, $75 million, $70 million and $49 million for the three months ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $12 million, $14 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	EBITDA includes Former Parent Legacy Costs (Benefits), Restructuring Costs, Merger Costs and Impairment Charges as follows ($ In Millions):

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008
Real Estate Franchise Services	$—	$—	$1	$954
Company Owned Real Estate Brokerage
Services	9	13	56	193
Relocation Services	—	—	2	337
Title and Settlement Services	—	1	1	309
Corporate and Other	7	(7)	1	(17)

Total	$16	$7	$61	$1,776

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2008 was: RFG $80 million, NRT ($51) million, Cartus $0, TRG ($2) million and Corporate ($7) million. For the three months ended June 30, 2008 was: RFG $109 million, NRT $39 million, Cartus $23 million, TRG $6 million, and Corporate ($9) million. For the three months ended September 30, 2008 was: RFG $99 million, NRT $47 million, Cartus $41 million, TRG $10 million, and Corporate ($7) million. For the three months ended December 31, 2008 was: RFG $70 million, NRT ($33) million, Cartus $18 million, TRG ($6) million, and Corporate ($16) million.

(c)	For the year ended December 31, 2008, Realogy’s joint venture partner PHH Home Loans, of which Realogy owns 49.9%, recorded an impairment charge for which Realogy recorded its portion of the charge in equity (earnings) losses of unconsolidated entities of $31 million. As a result of the impairment analysis completed by PHH Home Loans, Realogy performed an impairment analysis of its investment in the entity and recognized an incremental impairment loss of $33 million.

Realogy Reports Results for Second Quarter 2009	Page 9

Table 5

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

A reconciliation of net loss to EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2009 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended December 31, 2008	Six Months Ended June 30, 2008	Six Months Ended December 31, 2008	Six Months Ended June 30, 2009	Twelve Months Ended June 30, 2009
Net loss	$(1,912)	$(160)	$(1,752)	$(274)	$(2,026)	(a)
Income tax expense (benefit)	(380)	(102)	(278)	7	(271)

Loss before income taxes	(2,292)	(262)	(2,030)	(267)	(2,297)
Interest expense/(income), net	624	316	308	291	599
Depreciation and amortization	219	111	108	99	207

EBITDA	(1,449)	165	(1,614)	123	(1,491)	(b)
Covenant calculation adjustments:
Restructuring costs and former parent legacy cost (benefit) items, net (c)					18
Impairment of intangible assets, goodwill and investments in unconsolidated entities (d)					1,789
Non-cash charges for PHH Home Loans impairment					31
Pro forma cost savings for 2009 restructuring initiatives (e)					60
Pro forma cost savings for 2008 restructuring initiatives (f)					24
Pro forma effect of business optimization initiatives (g)					67
Non-cash charges (h)					58
Non-recurring fair value adjustments for purchase accounting (i)					6
Pro forma effect of NRT acquisitions and RFG acquisitions and new franchisees (j)					8
Apollo management fees (k)					15
Proceeds from WEX contingent asset (l)					61
Incremental securitization interest costs (m)					4
Expenses incurred in debt modification activities (n)					5

Adjusted EBITDA					$655

Total senior secured net debt (o)					$3,373
Senior secured leverage ratio					5.1x

(a)	Net loss consists of a loss of: (i) $50 million for the third quarter of 2008; (ii) $1,703 million for the fourth quarter of 2008; (iii) $259 million for the first quarter of 2009 and (iv) $15 million for the second quarter of 2009.
(b)	EBITDA consists of: (i) a positive $129 million for the third quarter of 2008; (ii) a negative $1,743 million for the fourth quarter of 2008; (iii) a negative $62 million for the first quarter of 2009 and (iv) a positive $185 million for the second quarter of 2009.
(c)	Consists of $79 million of restructuring costs offset by a net benefit of $61 million for former parent legacy items.
(d)	Represents the non-cash adjustment for the 2008 impairment of goodwill, intangible assets and investments in unconsolidated entities.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first half of 2009. From this restructuring, we expect to reduce our operating costs by approximately $84 million on a twelve month run-rate basis and estimate that $24 million of such savings were realized in the first half of 2009. The adjustment shown represents the impact the savings would have had on the period from July 1, 2008 through the time they were put in place had those actions been effected on July 1, 2008.
(f)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the second half of 2008. From this restructuring, we expect to reduce our operating costs by approximately $69 million on a twelve month run-rate basis and estimate that $45 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2008 through the time they were put in place had those actions been effected on July 1, 2008.
(g)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs including $20 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $12 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $10 million due to the add back of the retention accrual and $25 million related to other initiatives.

Realogy Reports Results for Second Quarter 2009	Page 10

(h)	Represents the elimination of non-cash expenses, including $36 million for the change in the allowance for doubtful accounts and the reserves for development advance notes and promissory notes from July 1, 2008 through June 30, 2009, $7 million of stock based compensation expense and $15 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(i)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended June 30, 2009.
(j)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on July 1, 2008. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2008.
(k)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended June 30, 2009.
(l)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. Under Article III of the Tax Receivable Agreement dated February 22, 2005 among WEX, Cendant and Cartus (the “TRA”),WEX was required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax savings payments received from WEX to us. The Company received $12 million of recurring tax receivable payments from Wright Express Corporation (“WEX”) during the last twelve months. On June 26, 2009, we entered into a Tax Receivable Prepayment Agreement with WEX, pursuant to which WEX simultaneously paid us the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the TRA.
(m)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2009.
(n)	Represents the expenses incurred in connection with the Company’s unsuccessful debt modification activities in the second half of 2008.
(o)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,717 million plus $12 million of capital lease obligations less $356 million of readily available cash as of June 30, 2009.

Realogy Reports Results for Second Quarter 2009	Page 11

Table 6

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is calculated by adjusting EBITDA by restructuring, legacy, and other items as described in Table 4 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in Table 5 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA adjusted for restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.